As filed with the Securities and Exchange Commission on March 2, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRA Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-3078675
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Corporate Boulevard, Norfolk, Virginia	23502
(Address of Principal Executive Offices)	(Zip Code)

2022 Omnibus Incentive Plan

(Full title of the plan)

LaTisha Owens Tarrant

Chief Human Resources Officer

120 Corporate Boulevard,

Norfolk, Virginia 23502

(Name and address of agent for service)

(888) 772-7326

(Telephone number, including area code, of agent for service)

Copies to:

W. Lake Taylor, Jr.

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, VA 23219-3916

(804) 775-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by PRA Group, Inc. (the “Company”) with the Commission (File No. 000-50058) are incorporated by reference in, and made a part of, this registration statement (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules):

(i)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2022;

(ii)	the Company’s Current Reports on Form 8-K filed with the Commission on January 23, 2023, January 24, 2023 and February 6, 2023; and

(iii)

the description of the Company’s common stock contained in Exhibit 4.3 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (including any amendment or report filed for the purpose of updating such description).

All documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of such documents (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules). Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that is incorporated by reference in this registration statement modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As authorized by Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), the Company’s Fifth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that a director will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability for payments of dividends or stock purchased or redemptions in violation of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt by the corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. The Company’s Certificate of Incorporation provides for the indemnification of its directors, officers, employees and agents to the fullest extent permitted by the DGCL.

The Company’s directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act. The Company maintains directors’ and officers’ liability insurance policies insuring its directors and officers for certain covered losses as defined in the policies.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1*	Opinion of McGuireWoods LLP.

10.1	2022 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on April 28, 2022 (File No. 000-50058)).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of McGuireWoods LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature pages).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on March 2, 2023.

PRA Group, Inc.

By:	/s/ Kevin P. Stevenson
Kevin P. Stevenson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 2, 2023. Each person whose signature appears below hereby authorizes LaTisha Owens Tarrant to execute in the name of each such person, and to file, any amendment, including any post-effective amendment, to this registration statement making such changes in this registration statement as the registrant deems appropriate, and appoints such individual as attorney-in-fact, with full power of substitution and resubstitution, to sign on his or her behalf and in each capacity stated below and file all amendments and post-effective amendments to this registration statement.

Signature	Title

/s/ Kevin P. Stevenson (Kevin P. Stevenson)	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Peter M. Graham (Peter M. Graham)	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Steven D. Fredrickson	Chairman of the Board of Directors
(Steven D. Fredrickson)

/s/ Brett L. Paschke (Brett L. Paschke)	Director

/s/ Vikram A. Atal	Director
(Vikram A. Atal)

/s/ Danielle M. Brown	Director
(Danielle M. Brown)

/s/ Marjorie M. Connelly	Director
(Marjorie M. Connelly)

/s/ John H. Fain	Director
(John H. Fain)

/s/ James A. Nussle	Director
(James A. Nussle)

/s/ Scott M. Tabakin (Scott M. Tabakin)	Director

/s/ Lance L. Weaver (Lance L. Weaver)	Director

/s/ Peggy P. Turner (Peggy P. Turner)	Director